           BERKSHIRE HILLS BANCORP TO ACQUIRE FIVE INSURANCE AGENCIES
                        ANNOUNCES PLANNED STOCK OFFERING

             THIRD QUARTER NET INCOME PER SHARE UP 6% TO $.57 BEFORE
                     INVESTMENT PORTFOLIO REPOSITIONING AND
                         LOAN LOSS ALLOWANCE ADJUSTMENT

                                DIVIDEND DECLARED

PITTSFIELD, MA - October 24, 2006 - Berkshire Hills Bancorp, Inc. (the "Company") (NASDAQ: BHLB), the holding company for Berkshire Bank (the "Bank"), today announced the following:

    - Third quarter 2006 net income measured $5.0 million ($.57 per diluted share) before charges for a loan loss allowance adjustment and investment portfolio repositioning. This represented a 6% increase over net income of $4.7 million ($.54 per diluted share) in the same quarter of 2005. Including the above charges, the Company recorded a third quarter 2006 net loss of $2.1 million ($.25 per diluted share). Nine month 2006 net income before the same charges was $14.3 million ($1.63 per diluted share), which was 322% higher than nine month 2005 net income of $3.4 million ($.48 per diluted share). Including these charges, nine month 2006 net income was $7.2 million ($.82 per diluted share), which was 111% higher than the same period of 2005.

    - The Company plans to acquire five Western Massachusetts insurance agencies: Reynolds, Barnes & Hebb and McCormick, Smith & Curry Insurance Agency, both of Pittsfield; Minkler Insurance Agency, of Stockbridge; H.S. Andrews Insurance Agency, of Great Barrington; and MassOne Insurance Agency, of Greenfield. The Company plans to complete the acquisitions within the next several weeks.

    - The Bank increased its loan loss allowance from $13.5 million at June 30, 2006 to $19.2 million at September 30, 2006. The ratio of the allowance to total loans increased from 0.87% to 1.18% during this most recent quarter. The allowance was increased based on higher general pool reserves, reflecting management's belief that loan losses may increase above the negligible levels of recent years due to signs in the third quarter of an economic slowing. The current ratio is similar to the 1.16% industry average as of June 30, 2006 for all FDIC insured institutions in the same size range. The Bank's current levels of charge-offs, delinquencies, and nonperforming assets remain strong and substantially lower than industry averages.

    - The securities portfolio was repositioned through the sale of $167 million of available for sale investment securities. Approximately $100 million of proceeds were used to deleverage by paying off short term borrowings. The remaining proceeds will be reinvested in higher yielding securities. The sale resulted in an after-tax charge to third quarter earnings of $3.5 million. The loss on these securities was already recorded in stockholders' equity, so this transaction had no negative impact on stockholders' equity. The Company expects that this repositioning will benefit net interest income by approximately $1.8 million in the next twelve months.

    - The Company announced that it currently plans to offer approximately $30 million of common stock in a follow-on stock offering under the terms of the universal securities shelf registration that it filed with the Securities and Exchange Commission in September. The Company expects to complete this offering in the fourth quarter.

Michael P. Daly, President and Chief Executive Officer, stated, "Third quarter net income, before the allowance adjustment and repositioning charges, increased 6% compared to last year's quarter. We continued to produce strong organic growth in the most recent quarter, with 20% annualized loan growth, 7% annualized deposit growth, and 26% annualized growth in fee income compared to the linked quarter. We produced strong earnings growth while also absorbing expenses equating to $0.04 per share after tax related to recently opened branches in New York."

Mr. Daly continued, "We are announcing several steps that we are taking to expand and reposition our company. We are very excited to announce the insurance agency acquisitions, which when combined with our Berkshire Insurance Group, will provide us with a leading insurance market share in our Massachusetts markets. They will provide a foundation for the expansion of this important business line in our growing multi-state company, and for greater cross-sales of all products. These acquisitions are expected to be 5% accretive to earnings per share in 2007, with an attractive long-term return on investment."

Mr. Daly added, "We are also announcing two important steps we have taken to strengthen our balance sheet for the current and anticipated environments that we face. While current asset quality remains strong, we have increased our loan loss allowance after a review of economic and real estate market factors and management's resultant conclusion that loan losses may increase above current negligible levels. Additionally, our investment repositioning improves our interest rate sensitivity and balance sheet flexibility, and is expected to benefit earnings per share by approximately $.12 over the next twelve months."

Mr. Daly concluded, "We currently plan to offer approximately $30 million of common stock in a follow-on offering, increasing our outstanding common shares by approximately 10%. Proceeds from the common stock offering will be available for general corporate purposes, including potential financing for future acquisitions. We want to be in an opportunistic position for situations that may develop to make strategic acquisitions that provide attractive returns. The initial earnings dilution from the equity issuance is expected to be less than the annualized accretion from the insurance agency acquisitions, with a net positive impact to 2007 EPS.

DIVIDEND DECLARATION
--------------------

The Board of Directors has declared a quarterly cash dividend of $0.14 per share, payable on November 20, 2006, to stockholders of record at the close of business on November 6, 2006.

RECONCILIATION OF NET INCOME
----------------------------

A reconciliation of net income is shown below. An additional reconciliation of core income is presented in an exhibit to the financial statements. In the table below, diluted shares totaling 8.805 million shares were used in calculating net income before the listed charges. The gross loan loss adjustment amount before taxes is $5.5 million, representing the general pool reserve adjustments.

                                                    Third Quarter, 2006              Nine Months, 2006
                                                 --------------------------     ---------------------------
                                                                    Per                             Per
                                                    $000           Share          $000             Share
                                                 -----------     ----------     -----------     -----------
Net Income Before Charges Below                  $  5,034        $  0.57        $ 14,315        $   1.63

Securities Repositioning, after tax                (3,516)         (0.40)         (3,516)          (0.40)

Loan Loss Allowance Adjustment, after tax          (3,638)         (0.42)         (3,638)          (0.41)
                                                 -----------     ----------     -----------     -----------
Net Income, GAAP                                 $ (2,120)       $ (0.25)       $  7,161        $   0.82
                                                 ===========     ==========     ===========     ===========

INSURANCE AGENCY ACQUISITIONS
-----------------------------

Commenting further on the insurance agency acquisitions, Mr. Daly said, "Each insurance agency will retain its name, identity, management and personnel, each operating as a division of Berkshire Insurance Group. Their clients will continue to be served by the same insurance professionals to whom they currently entrust their insurance business. The agencies will benefit from efficiencies of scale that will be implemented and their clients will benefit from ease of availability to the financial products and services of Berkshire Bank. The agencies are affiliated with Alliance Berkshire, a consortium of insurance agencies in Western Massachusetts, which will include Berkshire Insurance Group once these acquisitions are completed."

Mr. Daly also stated, "The entire management team, all other licensed agents, customer service representatives and other employees are expected to remain with our organization. Ross Gorman, President of MassOne, will be President and Chief Executive Officer of our Berkshire Insurance Group. Other members of senior management are Bob Farrell of Reynolds Barnes & Hebb; Bob Curry of McCormick, Smith & Curry and Tim Minkler of Minkler Insurance. Other key executives operating in various capacities are Ed Burniske, George Greule, Steve Cronin, Chris Minkler, Tom Andrews and Paul Lesukoski."

Mr. Gorman responded, "We are very enthusiastic about the opportunities for our clients presented by our combination with Berkshire Bank. Our insurance agencies are among the leading agencies in Western Massachusetts. Choosing to affiliate with Berkshire Bank was relatively easy for us, as we were impressed by Mike Daly's leadership and Berkshire Bank's culture and its approach to its customers. We share the same values in our commitment to our customers, our employees and the communities in which we do business. Berkshire Bank is a well-managed and solid financial institution, and we look forward to contributing towards its goals as it transitions into a major regional financial institution in its multi-state markets. We believe that our clients and employees will benefit greatly from this combination."

Mr. Daly concluded, "We feel that the timing of this acquisition is excellent. It provides new non-interest revenues as an offset to margin compression. Our new Retail Banking Executive Vice President, John Howard, will help us integrate insurance products into our relationship offerings. Insurance products will help us gain market share in all markets, particularly in our de novo branching in New York. This is key to our advantage as the only locally headquartered regional bank in our markets."

The expanded Berkshire Insurance Group will be staffed by 100 employees, currently operating in ten locations, with approximately $70 million in annual premium volume, and expected annual revenues of over $12 million in 2007. Berkshire Insurance Group offers complete lines of commercial and personal property and casualty insurance and group and individual life, disability, and health insurance. The group's insurance revenues are expected to boost Berkshire's core non-interest income to approximately 28% of total core revenues in 2007. The Company expects to complete these transactions within several weeks using available cash and short term financing.

LOAN LOSS ALLOWANCE ADJUSTMENT
------------------------------

The loan loss allowance was increased to $19.2 million at September 30, 2006, compared to $13.5 million at June 30, 2006. During the most recent quarter, the Company determined that the credit risks in its environment had shifted from the unusually benign conditions which have predominated in recent years. Signals of an economic slowdown include signs of softening in real estate markets and the impact of higher interest rates and prices, reflected in the completion of the Federal Reserve tightening which had included 17 consecutive rate hikes. The Company's loan losses have been significantly below FDIC bank averages, however losses may not remain negligible. The Company's commercial loan charge-offs have remained below 0.10% of commercial loans annually since 2002, and no commercial loan charge-offs were recorded in the first nine months of 2006. The Bank increased the allowance as a result of third quarter perceptions of economic loss events, and the related review of pool reserves on major loan categories, considering historic bank and FDIC loss data over historical periods believed by management to be relevant to the current economic environment. The total loan loss provision recorded in the third quarter was $6.2 million in order to increase the allowance. The Company determined that approximately $0.7 million of the provision was viewed as core (related principally to loan growth) and the remaining $5.5 million provision was viewed as non-core related to the pool reserve adjustment at quarter-end.

INVESTMENT PORTFOLIO REPOSITIONING
----------------------------------

The Company made a decision at quarter-end to sell intermediate term mortgage backed securities valued at $167 million. Of this amount, securities valued at $95 million were sold with settlement scheduled for October, and the remainder were sold and settled in October. Approximately $100 million of sale proceeds are being used to deleverage by paying off short term borrowings. The remaining proceeds are expected to be invested in higher yielding securities in the fourth quarter. A loss on this repositioning was recorded in the third quarter in the amount of $5.3 million. This charge had no impact on stockholders' equity because these losses were already recorded to accumulated other comprehensive income. This loss was based on securities values as of quarter-end. An additional loss of approximately $300 thousand is expected to be incurred in the fourth quarter based on final sales prices in October.

The $100 million deleveraging of the balance sheet reduces the liability sensitivity of the balance sheet, reduces higher cost overnight balances, and improves liquidity. The reinvestment in new securities will improve balance sheet flexibility and provide higher interest income. The book yield on the securities sold was about 4.1%, and the current cost of overnight borrowings is about 5.25%, producing an improvement in net interest income as a result of this repositioning. Management estimates that the total repositioning benefit to net interest income in the next twelve months will approximate $1.8 million, or $.12 per diluted share after tax. The benefit to the net interest margin is projected to be approximately 20-25 basis points over this period.

FINANCIAL CONDITION
-------------------

Total assets were $2.2 billion at September 30, 2006. Total loans increased at a 20% annualized rate in the third quarter and for the year-to-date, totaling $1.63 billion at quarter-end. While all major loan categories increased at a double digit annualized rate during the quarter, growth was strongest in total commercial loans, which grew at a 32% annualized rate in the third quarter and at a 33% annualized rate for the year-to-date. Due primarily to the deleveraging, total investment securities excluding those held for sale decreased to $220 million at September 30, 2006, compared to $396 million at the prior quarter-end. Additionally, securities sold in the repositioning which were not settled totaled $95 million at quarter-end, and $72 million of securities were designated as held for sale and were sold during October.

Asset quality remained favorable as of September 30, 2006. Annualized third quarter charge-offs were 0.04% of average loans. Quarter-end delinquencies (30-90 days) decreased to 0.29% of total loans at quarter-end. Total non-accruing assets measured 0.24% of total assets, and there was no other real estate owned at quarter-end. Nonaccruing assets increased during the third quarter due primarily to three commercial relationships which were progressing towards resolution at quarter-end.

Total deposits, excluding brokered CDs, increased at an 8% annualized rate in the third quarter to $1.44 billion at September 30, 2006, with annualized growth measuring 13% for the year-to-date. The $117 million increase in deposits for the year-to-date included $61 million in New York deposits in new branches, with total New York deposits increasing from $41 million to $102 million over this time. Annualized year-to-date deposit growth in the Massachusetts branches was 7%, excluding run-off of brokered time deposits. In addition to the six branches that the Bank is operating in New York, the Bank has received regulatory approvals for four new branches which are expected to open in the next two quarters.

Total borrowings of $441 million at September 30, 2006 included $84 million of overnight Federal Home Loan Bank of Boston (FHLBB) advances which were paid off in October from securities sales proceeds. The ratio of stockholders' equity to assets measured 11.6% at quarter-end, and the ratio of tangible equity to assets increased to 7.4% from 7.3% during the quarter.

RESULTS OF OPERATIONS
---------------------

Most major categories of income and expense increased in 2006 compared to 2005, primarily due to the acquisition of Woronoco Bancorp in June 2005, plus the benefit of organic growth. Net income in 2005 was also affected by non-core charges of $8.7 million related to the termination of the Employee Stock Ownership Plan, and merger and systems conversion expenses related to the Woronoco acquisition.

Income in the most recent quarter included a catch-up dividend from the FHLBB totaling $420 thousand ($0.03 per diluted share after-tax) which made up for the interruption in the dividend in the prior quarter. Adjusting for the delay in the second quarter FHLBB dividend, third quarter core earnings per diluted share increased at an 8% annualized rate to $.51, compared to $.50 in the linked quarter. Third quarter GAAP results were a loss of $.25 per diluted share, compared to net income of $.51 per share in the linked quarter.

Adjusting for the delayed FHLBB dividend, total third quarter 2006 core revenues (net interest income and core non-interest income) increased at a 5% annualized rate compared to the linked quarter, while core non-interest expense increased at a 4% annualized rate, resulting in positive core operating leverage during the quarter. GAAP operating leverage decreased due to the net securities losses.

Net interest income increased by $1.14 million in the third quarter of 2006, compared to the linked quarter. This increase included $420 thousand attributable to the FHLBB dividend which was delayed in the second quarter. Adjusting for this amount, net interest income increased by $725 thousand (20% annualized), primarily due to the 27% annualized increase in average loans over this period. The net interest margin increased to 3.22% from 3.16%, but adjusting for the FHLBB dividend, the margin decreased to 3.14% from 3.25%. This decrease reflected continuing pressures on deposit pricing and movement of funds to higher paying deposit accounts. The inverted yield curve has also contributed to margin pressures.

Third quarter 2006 non-interest income was ($1.8) million due to $5.1 million in net securities losses. Securities losses included a $5.3 million loss due to the investment repositioning, which was partially offset by $247 thousand of equity gains recorded during the quarter. Linked quarter fee income increased at a 26% annualized rate due to growth in wealth management, insurance, and loan fees during the quarter.

The total loan loss provision of $6.2 million in the third quarter included approximately $0.7 million related principally to growth during the quarter and $5.5 million related to pool reserve changes in conjunction with the loan loss allowance adjustment previously discussed. The $0.7 million related to quarterly activity provided approximately 5X coverage of net loan charge-offs during the quarter.

Third quarter 2006 non-interest expense decreased by $285 thousand compared to the linked quarter. Core non-interest expense increased by $100 thousand (4% annualized) compared to the linked quarter, primarily due to higher compensation expense related to current business growth. Third quarter expenses included expenses related to new branches totaling $580 thousand ($.04 per share after tax).

The effective tax rate of the tax benefit recorded on the third quarter pretax loss was approximately 39% due to the impact of the loan loss allowance adjustment in the Bank, which has a higher tax rate than the consolidated entities. The effective tax rate on third quarter core net income was estimated to be 31.2%, compared to 31.1% in the linked quarter. Results for the second and third quarters of 2006 also included income from discontinued operations from the sale of the Company's data processing subsidiary in June, 2004. The Company does not expect to record significant additional income from these discontinued operations.

BACKGROUND
----------

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts and Northeastern New York. The Bank is transitioning into a regional bank and is positioning itself as the financial institution of choice in its retail and commercial markets, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services, and investment products. For more information on Berkshire Hills Bancorp, Inc. or Berkshire Bank, visit www.berkshirebank.com or call
                                       ---------------------
800-773-5601.

ADDITIONAL INFORMATION ABOUT PLANNED STOCK OFFERING
---------------------------------------------------

It is planned that the shares will be offered in an underwritten offering managed by Sandler O'Neill & Partners L.P. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. To obtain a copy of the written prospectus, when available, please contact Sandler O'Neill & Partners, L.P. at 919 Third Avenue, 6th Floor, New York, New York 10022.

FORWARD-LOOKING STATEMENTS
--------------------------

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties, and assumptions. These risks and uncertainties include among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; the quality or composition of the loan and investment portfolios; and the achievement of anticipated future earnings benefits from recent acquisitions. In addition, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, including statements relating to the Company's anticipated insurance acquisitions: (1) The insurance agencies may not be acquired successfully, or such acquisitions may take longer to accomplish than expected; (2) the cost savings from the acquisitions may not be fully realized or take longer than expected; (3) operating costs, customer loss and business disruption following the acquisitions, including adverse effects on relationships with employees, may be greater than expected; (4) adverse governmental or regulatory policies may be enacted; (5) the risks associated with continued diversification of assets and adverse changes to credit quality; and (6) difficulties associated with achieving expected future financial results. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference
                                            -----------
is hereby made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
---------------------------

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company's management uses certain non-GAAP measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results, performance trends, and financial condition. These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables and elsewhere in this release.

For the most recent quarter, the Company has identified charges related to the balance sheet repositioning and to the loan loss allowance adjustment as non-core in the computation of core earnings. The company views these charges as infrequent and not specifically related to the Company's operating activities during the current period. The Company primarily utilizes the non-GAAP measure of core earnings in evaluating operating trends during the current fiscal period, and compared to the prior fiscal period. The core earnings measure is not intended to substitute for GAAP net income, but is an additional measure that the Company uses and believes is useful for understanding its operating results.

CONFERENCE CALL
---------------

The Company will conduct a post-earnings conference call on Wednesday, October 25, 2006 at 8:30 A.M. Eastern Time. Information about the conference call follows:

         Dial-in:                   1-877-407-8035
         Replay Dial-in:            1-877-660-6853
         Replay Access Codes:       Account #286; Conference ID # 215330
                                    (Both are needed to access the Replay)
         Replay Dates:              October 25, 2006 at 5:00 P.M. (ET) through
                                    November 4, 2006 at 11:59 P.M. (ET)

All interested parties are welcome to access the conference call and are requested to call in a few minutes prior to 8:30 A.M. (ET) to register for the event.


                                                   BERKSHIRE HILLS BANCORP, INC.
                                              CONSOLIDATED BALANCE SHEETS - UNAUDITED
-----------------------------------------------------------------------------------------------------------------------
                                                             September 30,           June 30,            December 31,
                                                                 2006                  2006                  2005
-----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
ASSETS
   Cash and due from banks                                   $    25,371           $    28,099           $    30,977
   Short-term investments                                            199                   956                   110
                                                             -----------           -----------           -----------
          Total cash and cash equivalents                         25,570                29,055                31,087

    Due from broker                                               95,022                 1,384                 1,425
    Securities held for sale, at fair value                       72,013                     -                     -
    Securities available for sale, at fair value                 179,846               353,322               390,876
    Securities held to maturity, at amortized cost                39,957                42,524                29,908

    Total loans                                                1,629,083             1,551,112             1,416,449
    Less: Allowance for loan losses                              (19,153)              (13,537)              (13,001)
                                                             -----------           -----------           -----------
            Net loans                                          1,609,930             1,537,575             1,403,448

    Premises and equipment, net                                   27,944                28,005                26,236
    Accrued interest receivable                                    9,395                 8,361                 8,508
    Goodwill                                                      88,594                88,544                88,092
    Other intangible assets                                       10,071                10,556                11,524
    Bank owned life insurance                                     19,602                19,402                19,002
    Cash surrender value - other life insurance                   10,445                10,418                11,503
    Other assets                                                  16,708                18,843                13,944
                                                             -----------           -----------           -----------
            Total assets                                     $ 2,205,097           $ 2,147,989           $ 2,035,553
                                                             ===========           ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
    Deposits                                                 $ 1,488,101           $ 1,463,545           $ 1,371,218
    Borrowings                                                   441,216               412,641               397,453
    Junior subordinated debentures                                15,464                15,464                15,464
    Other liabilities                                              5,615                 8,089                 5,352
                                                             -----------           -----------           -----------
            Total liabilities                                  1,950,396             1,899,739             1,789,487

             Total stockholders' equity                          254,701               248,250               246,066
                                                             -----------           -----------           -----------
             Total liabilities and stockholders' equity      $ 2,205,097           $ 2,147,989           $ 2,035,553
                                                             ===========           ===========           ===========
                                      F-1

                                                   BERKSHIRE HILLS BANCORP, INC.
                                         CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED
----------------------------------------------------------------------------------------------------------------------------

                                                      LOAN ANALYSIS

                                              September 30, 2006             June 30, 2006            December 31, 2005
                                             --------------------         -------------------        --------------------
                                                         Percent                     Percent                    Percent
                                             Balance     of Total         Balance    of Total        Balance     of Total
                                             --------------------         -------------------        --------------------
(DOLLARS IN MILLIONS)
Residential mortgages
     1 - 4 Family                            $   553          34 %       $   535          34 %      $   514           37 %
     Construction                                 32           2              34           2             35            2
                                             -------       -----         -------       -----        -------        -----
          Total residential mortgages            585          36             569          36            549           39

Commercial mortgages
     Construction                                116           7              87           6             59            4
     Single and multi-family                      67           4              66           4             69            5
     Other commercial real estate                334          21             322          21            283           20
                                             -------       -----         -------       -----        -------        -----
          Total commercial mortgages             517          32             475          31            411           29

Commercial business loans                        194          12             184          12            159           11

Consumer loans
     Auto                                        181          11             168          11            148           10
     Home equity and other                       152           9             155          10            149           11
                                             -------       -----         -------       -----        -------        -----
          Total consumer loans                   333          20             323          21            297           21

          Total loans                        $ 1,629         100 %       $ 1,551         100 %      $ 1,416          100 %
                                             =======       =====         =======        =====       =======        =====

                                                      DEPOSIT ANALYSIS

                                              September 30, 2006              June 30, 2006            December 31, 2005
                                             --------------------         -------------------        --------------------
                                                         Percent                     Percent                    Percent
                                             Balance     of Total         Balance    of Total        Balance     of Total
                                             --------------------         -------------------        --------------------
(DOLLARS IN MILLIONS)

Demand                                       $   178          12 %       $   188          13 %      $   180           13 %
NOW                                              139           9             137           9            149           11
Money market                                     282          19             274          19            245           18
Savings                                          209          14             207          14            222           16
                                             -------       -----         -------       -----        -------        -----
     Total non-maturity deposits                 808          54             806          55            796           58

Time less than 100 thousand                      364          24             355          24            308           23
Time 100 thousand or more                        269          18             253          18            210           15
Brokered time                                     47           4              50           3             57            4
                                             -------       -----         -------       -----        -------        -----
     Total time deposits                         680          46             658          45            575           42

     Total deposits                          $ 1,488         100 %       $ 1,464         100 %      $ 1,371          100 %
                                             =======       =====         =======        =====       =======        =====

                                      F-2


                                                   BERKSHIRE HILLS BANCORP, INC.
                                        CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
------------------------------------------------------------------------------------------------------------------------

                                                                    Three Months Ended             Nine Months Ended
                                                                ------------------------        ------------------------
                                                                      September 30,                   September 30,
                                                                  2006            2005            2006            2005
                                                                ------------------------        ------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
     Loans                                                      $ 26,388        $ 21,149        $ 72,761        $ 48,282
     Securities                                                    4,985           4,628          13,862          12,839
     Short-term investments                                           15              62              47              98
                                                                --------        --------        --------        --------
         Total interest and dividend income                       31,388          25,839          86,670          61,219
                                                                --------        --------        --------        --------
INTEREST EXPENSE
    Deposits                                                      10,766           5,979          29,365          13,689
    Borrowings                                                     5,019           4,806          12,636          10,951
                                                                --------        --------        --------        --------
         Total interest expense                                   15,785          10,785          42,001          24,640
                                                                --------        --------        --------        --------
NET INTEREST INCOME                                               15,603          15,054          44,669          36,579
PROVISION FOR LOAN LOSSES                                          6,185             204           7,075             998
                                                                --------        --------        --------        --------
Net interest income after provision for loan losses                9,418          14,850          37,594          35,581
                                                                --------        --------        --------        --------
NON-INTEREST INCOME
    Deposit fees                                                   1,334           1,439           4,003           3,087
    Wealth management fees                                           882             680           2,410           2,013
    Insurance fees                                                   623             472           2,112             679
    Loan fees                                                        209             179             560             560
    Increase in cash surrender value of life insurance               227             245             767             648
    (Loss) gain on sale of securities, net                        (5,080)            832          (4,054)          2,649
    Gain on sale of loans and securitized loans, net                   -              22               -             773
    Other                                                             21              86             419             217
                                                                --------        --------        --------        --------
        Total non-interest income                                 (1,784)          3,955           6,217          10,626
                                                                --------        --------        --------        --------
NON-INTEREST EXPENSE
    Salaries and benefits                                          6,001           5,699          17,412          14,524
    Occupancy and equipment                                        1,885           1,655           5,638           4,006
    Data processing and telecommunications                           853             736           2,550           1,718
    Professional services                                            376             590           1,311           1,376
    Marketing and advertising                                        403             372             996             732
    Foreclosed real estate and other loans, net                       58             241             195             557
    Amortization of intangible assets                                478             481           1,434             667
    Other recurring non-interest expense                           1,299             998           4,295           3,159
    Termination of Employee Stock Ownership Plan                       -               -               -           8,667
    Other non-recurring expense                                        -             828             385           1,791
                                                                --------        --------        --------        --------
        Total non-interest expense                                11,353          11,600          34,216          37,197
                                                                --------        --------        --------        --------

    (Loss) income from continuing operations before income taxes  (3,719)          7,205           9,595           9,010
    Income tax (benefit) expense                                  (1,466)          2,459           2,788           5,621
                                                                --------        --------        --------        --------
       Net (loss) income from continuing operations               (2,253)          4,746           6,807           3,389
                                                                ========        ========        ========        ========

    Income from discontinued operations before income taxes          217               -             576               -
    Income tax expense                                                84               -             222               -
                                                                --------        --------        --------        --------
       Net income from discontinued operations                       133               -             354               -
                                                                ========        ========        ========        ========

       NET (LOSS) INCOME                                        $ (2,120)       $  4,746        $  7,161        $  3,389
                                                                ========        ========        ========        ========

(Loss) earnings per share
    Basic                                                       $  (0.25)       $   0.56        $   0.84        $   0.51
    Diluted                                                     $  (0.25)       $   0.54        $   0.82        $   0.48
Average shares outstanding
    Basic                                                          8,557           8,456           8,516           6,683
    Diluted                                                        8,557           8,856           8,776           7,061

                                      F-3


                                                   BERKSHIRE HILLS BANCORP, INC.
                                        CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Quarters Ended
                                                                --------------------------------------------------------------------
                                                                  Sept. 30,      June 30,      Mar. 31,      Dec. 31,      Sept. 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                2006          2006          2006          2005          2005
                                                                --------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
    Residential mortgages                                        $   7,541      $   7,290    $   7,055     $   7,142     $   7,101
    Commercial mortgages                                             9,226          8,218        7,625         7,001         6,673
    Commercial business loans                                        3,889          3,250        2,815         2,865         2,884
    Consumer loans                                                   5,732          5,259        4,861         4,812         4,491
                                                                ----------      ---------     --------     ---------     -----------
         Total interest on loans                                    26,388         24,017       22,356        21,820        21,149
     Securities                                                      4,985          4,180        4,697         4,679         4,628
     Short-term investments                                             15             15           17            13            62
                                                                ----------      ---------     --------     ---------     -----------
         Total interest and dividend income                         31,388         28,212       27,070        26,512        25,839
                                                                ----------      ---------     --------     ---------     -----------
INTEREST EXPENSE
    Deposits                                                        10,766          9,843        8,756         7,359         5,979
    Borrowings                                                       5,019          3,911        3,706         4,116         4,806
                                                                ----------      ---------     --------     ---------     -----------
         Total interest expense                                     15,785         13,754       12,462        11,475        10,785
                                                                ----------      ---------     --------     ---------     -----------

NET INTEREST INCOME                                                 15,603         14,458       14,608        15,037        15,054
PROVISION FOR LOAN LOSSES                                            6,185            600          290           315           204
                                                                ----------      ---------     --------     ---------     -----------
Net interest income after provision for loan losses                  9,418         13,858       14,318        14,722        14,850
                                                                ----------      ---------     --------     ---------     -----------
NON-INTEREST INCOME
    Deposit fees                                                     1,334          1,383        1,286         1,452         1,439
    Wealth management fees                                             882            772          756           729           680
    Insurance fees                                                     623            581          908           664           472
    Loan fees                                                          209            125          226           189           179
    Increase in cash surrender value of life insurance                 227            247          293           244           245
    (Loss) gain on sale of securities, net                          (5,080)           529          497           882           832
    Gain on sale of loans and securitized loans, net                     -              -            -             -            22
    Other                                                               21            273          125           137            86
                                                                ----------      ---------     --------     ---------     -----------
        Total non-interest income                                   (1,784)         3,910        4,091         4,297         3,955
                                                                ----------      ---------     --------     ---------     -----------
NON-INTEREST EXPENSE
    Salaries and benefits                                            6,001          5,758        5,653         5,758         5,699
    Occupancy and equipment                                          1,885          1,822        1,931         1,799         1,655
    Data processing and telecommunications                             853            813          884           875           736
    Professional services                                              376            432          503           471           590
    Marketing and advertising                                          403            350          243           355           372
    Foreclosed real estate and other loans, net                         58            105           32           187           241
    Amortization of intangible assets                                  478            478          478           481           481
    Other recurring non-interest expense                             1,299          1,495        1,501         1,354           998
    Termination of Employee Stock Ownership Plan                         -              -            -           168             -
    Other non-recurring expense                                          -            385            -           352           828
                                                                ----------      ---------     --------     ---------     -----------
        Total non-interest expense                                  11,353         11,638       11,225        11,800        11,600
                                                                ----------      ---------     --------     ---------     -----------

    (Loss) income from continuing operations before income taxes    (3,719)         6,130        7,184         7,219         7,205
    Income tax (benefit) expense                                    (1,466)         1,888        2,366         2,381         2,459
                                                                ----------      ---------     --------     ---------     -----------
       Net (loss) income from continuing operations                 (2,253)         4,242        4,818         4,838         4,746
                                                                ==========      =========     ========     =========     ===========

    Income from discontinued operations before income taxes            217            359            -             -             -
    Income tax expense                                                  84            138            -             -             -
                                                                ----------      ---------     --------     ---------     -----------
       Net income from discontinued operations                         133            221            -             -             -
                                                                ==========      =========     ========     =========     ===========

       NET (LOSS) INCOME                                         $  (2,120)     $   4,463    $   4,818     $   4,838     $   4,746
                                                                ==========      =========     ========     =========     ===========

(Loss) earnings per share
    Basic                                                        $   (0.25)     $    0.52    $    0.57     $    0.57     $    0.56
    Diluted                                                      $   (0.25)     $    0.51    $    0.55     $    0.55     $    0.54
Average shares outstanding
    Basic                                                            8,557          8,512        8,476         8,420         8,456
    Diluted                                                          8,557          8,760        8,755         8,813         8,856

Dividends per share                                              $    0.14      $    0.14    $    0.14     $    0.14     $    0.14

                                            BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                                                         ASSET QUALITY ANALYSIS
--------------------------------------------------------------------------------------------------------------------------

                                                                       At or for the Quarters Ended
                                                    ----------------------------------------------------------------------
                                                    Sept. 30,       June 30,       Mar. 31,       Dec. 31,     Sept. 30,
                                                       2006           2006           2006           2005          2005
                                                    ----------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
NON-PERFORMING ASSETS
Nonaccruing loans:
    Residential mortgages                           $    238       $    234       $    289       $    360      $    393
    Commercial mortgages                               2,427              -              -            127           130
    Commercial business loans                          2,445            405            480            553           876
    Consumer loans                                       122            133            139            146           161
                                                    --------       --------       --------       --------      ---------
        Total nonaccruing loans                     $  5,232       $    772       $    908       $  1,186      $  1,560
Real estate owned                                          -            105              -              -             -
                                                    --------       --------       --------       --------      ---------
        Total nonperforming assets                  $  5,232       $    877       $    908       $  1,186      $  1,560
                                                    ========       ========       ========       ========      =========

Total nonperforming loans/total loans                  0.32%          0.05%          0.06%          0.08%         0.11%
Total nonperforming assets/total assets                0.24%          0.04%          0.04%          0.06%         0.08%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period                      $ 13,537       $ 13,090       $ 13,001       $ 13,123      $ 13,044
Charged-off loans                                       (327)          (364)          (331)          (538)         (284)
Recoveries on charged-off loans                          184            211            130            101           159
                                                    --------       --------       --------       --------      ---------
    Net loans charged-off                               (143)          (153)          (201)          (437)         (125)
Transfer of commitment reserve                          (425)             -              -              -             -
Provision for loan losses                              6,185            600            290            315           204
                                                    --------       --------       --------       --------      ---------
Balance at end of period                            $ 19,154       $ 13,537       $ 13,090       $ 13,001      $ 13,123
                                                    ========       ========       ========       ========      =========

Allowance for loan losses/nonperforming loans           366%          1753%          1442%          1096%          841%
Allowance for loan losses/total loans                  1.18%          0.87%          0.90%          0.92%         0.93%

NET LOAN (CHARGE-OFFS) RECOVERIES
Residential mortgages                               $      -       $    (27)      $      -       $      -      $      -
Commercial mortgages                                       -              -              -              -             -
Commercial business loans                                 (6)             5              3           (268)            4
Consumer loans                                          (137)          (131)          (204)          (169)         (129)
                                                    --------       --------       --------       --------      ---------
         Total net                                  $   (143)      $   (153)      $   (201)      $   (437)     $   (125)
                                                    ========       ========       ========       ========      =========

Net charge-offs (annualized)/average loans              0.04%         0.04%          0.06%          0.12%         0.04%

AVERAGE FICO SCORES OF CONSUMER
    AUTOMOBILE LOANS                                     724            721            719            716           715

                                            BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                                                    SELECTED FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  At or for the Quarters Ended
                                                             -----------------------------------------------------------------------
                                                              Sept. 30,       June 30,       Mar. 31,       Dec. 31,     Sept. 30,
                                                                2006           2006           2006           2005          2005
                                                             -----------------------------------------------------------------------
PER SHARE DATA
       Core earnings, diluted                                 $  0.54        $  0.47        $  0.51        $  0.52       $  0.54
       Net (loss) earnings, diluted                             (0.25)          0.51           0.55           0.55          0.54
       Tangible book value                                      17.96          17.30          17.26          17.15         17.04
       Total book value                                         29.31          28.79          28.79          28.81         28.68
       Market price at period end                               35.59          35.48          34.94          33.50         34.00

PERFORMANCE RATIOS
       Core return on tangible assets                            0.97 %         0.89 %         0.98 %         1.02 %        1.04 %
       (Loss) return on total assets                            (0.37)          0.85           0.94           0.96          0.92
       Core return on tangible equity                           12.68          11.41          12.63          13.49         14.47
       (Loss) return on total equity                            (3.15)          7.00           7.64           7.89          7.90
       Net interest margin, fully taxable equivalent             3.22           3.16           3.27           3.36          3.31
       Core tangible non-interest income to assets               0.63           0.68           0.74           0.71          0.64
       Non-interest income to assets                            (0.33)          0.75           0.80           0.85          0.77
       Core tangible non-interest expense to assets              2.09           2.17           2.21           2.24          2.10
       Non-interest expense to assets                            2.08           2.23           2.20           2.32          2.25
       Efficiency ratio                                         55.92          58.73          57.48          57.00         55.17

ASSET QUALITY RATIOS
       Net charge-offs (annualized)/average loans                0.04 %         0.04  %        0.06  %        0.12  %       0.04  %
       Non-performing assets/total assets                        0.24           0.04           0.04           0.06          0.08
       Loan loss allowance/total loans                           1.18           0.87           0.90           0.92          0.93
       Loan loss allowance/nonperforming loans                   3.66 x        17.53 x        14.42 x        10.96 x        8.41 x

CAPITAL RATIOS
       Stockholders' equity to total assets                     11.55  %       11.56  %       12.04  %       12.09  %      12.08  %
       Tangible stockholders' equity to tangible assets          7.41           7.28           7.59           7.56          7.55

ANNUALIZED YEAR-TO-DATE GROWTH
       Total loans                                                 20  %          19  %           9  %          71  %         94  %
       Total deposits                                              11             14             23             62            79

FINANCIAL DATA   (IN MILLIONS)
       Total assets                                           $ 2,205        $ 2,148        $ 2,056        $ 2,036       $ 2,033
       Total loans                                              1,629          1,551          1,449          1,416         1,412
       Total intangible assets                                     99             99             99            100           100
       Total deposits                                           1,488          1,464          1,451          1,371         1,348
       Total stockholders' equity                                 255            248            248            246           246

       Total core income                                          4.7            4.1            4.5            4.6           4.7
       Total net (loss) income                                   (2.1)           4.5            4.8            4.8           4.7

--------------------------------------------------------------------------------
(1) All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(2) Data for the second quarter of 2006 had no revenue for Federal Home Loan Bank dividends due to a delay in the dividend declaration schedule. Third quarter data includes 2 such dividends, including $420,000 delayed from the second quarter.
                                      F-6


                                            BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                                                          AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------------------
                                                                           Quarters Ended
                                              --------------------------------------------------------------------------------
                                               Sept. 30,          June 30,         Mar. 31,         Dec. 31,        Sept. 30,
                                                  2006              2006             2006             2005            2005
                                              --------------------------------------------------------------------------------
(IN THOUSANDS)
Assets
Loans
  Residential mortgages                       $   576,105      $   561,444      $   554,833      $   554,328     $   561,048
  Commercial mortgages                            496,428          450,283          427,891          398,867         396,212
  Commercial business loans                       185,573          161,618          152,970          159,741         165,414
  Consumer loans                                  327,746          312,813          298,020          298,917         300,347
                                              -----------      -----------      -----------      -----------     -----------
    Total loans                                 1,585,852        1,486,158        1,433,714        1,411,853       1,423,021
Securities                                        398,915          408,542          418,744          425,237         435,853
Short-term investments                              1,017              744            1,561              538           7,028
                                              -----------      -----------      -----------      -----------     -----------
    Total earning assets                        1,985,784        1,895,444        1,854,019        1,837,628       1,865,902
Intangible assets                                  98,793           98,944           99,318           99,862         100,955
Other assets                                       98,307           94,805           90,412           94,608          98,394
                                              -----------      -----------      -----------      -----------     -----------
    Total assets                              $ 2,182,884      $ 2,089,193      $ 2,043,749      $ 2,032,098     $ 2,065,251
                                              ===========      ===========      ===========      ===========     ===========

Liabilities and stockholders' equity
Deposits
  NOW                                         $   131,687      $   140,103      $   141,364      $   143,120     $   135,638
  Money market                                    283,194          284,447          269,685          251,462         241,088
  Savings                                         212,706          208,345          217,475          226,267         240,396
  Time                                            664,207          643,398          611,324          558,963         515,120
                                              -----------      -----------      -----------      -----------     -----------
    Total interest-bearing deposits             1,291,794        1,276,293        1,239,848        1,179,812       1,132,242
Borrowings                                        445,494          380,131          380,019          424,293         499,877
                                              -----------      -----------      -----------      -----------     -----------
    Total interest-bearing liabilities          1,737,288        1,656,424        1,619,867        1,604,105       1,632,119
Non-interest-bearing demand deposits              178,535          171,787          168,478          175,025         185,183
Other liabilities                                   8,221            6,456            5,099            6,661           6,409
                                              -----------      -----------      -----------      -----------     -----------
    Total liabilities                           1,924,044        1,834,667        1,793,444        1,785,791       1,823,711
Stockholders' equity                              258,840          254,526          250,305          246,307         241,540
                                              -----------      -----------      -----------      -----------     -----------
    Total liabilities and  equity             $ 2,182,884      $ 2,089,193      $ 2,043,749      $ 2,032,098     $ 2,065,251
                                              ===========      ===========      ===========      ===========     ===========


Supplementary data
    Total non-maturity deposits               $   806,122      $   804,682      $   797,002      $   795,874     $   802,305
    Total deposits                              1,470,329        1,448,080        1,408,326        1,354,837       1,317,425

--------------------------------------------------------------------------------
(1) Average balances for securities available-for-sale are based on amortized cost.
                                      F-7

                                            BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                                       AVERAGE YIELDS (Fully Taxable Equivalent - Annualized)
--------------------------------------------------------------------------------------------------------------------
                                                                        Quarters Ended
                                           -------------------------------------------------------------------------
                                             Sept. 30,       June 30,        Mar. 31,       Dec. 31,      Sept. 30,
                                                2006           2006            2006           2005           2005
                                           -------------------------------------------------------------------------
Earning assets
Loans
  Residential mortgages                         5.24  %        5.19  %         5.09  %        5.15  %        5.06  %
  Commercial mortgages                          7.37           7.32            7.23           6.96           6.68
  Commercial  business loans                    8.31           8.07            7.46           7.12           6.92
  Consumer loans                                6.94           6.74            6.61           6.39           5.93
    Total loans                                 6.58           6.46            6.21           6.15           5.91
Securities                                      5.55           4.59            4.96           4.87           4.69
Short-term investments                          5.25           4.94            4.45           3.96           3.50
    Total earning assets                        6.38           6.07            5.99           5.83           5.60

Funding liabilities
Deposits
  NOW                                           0.98           1.02            1.01           0.65           0.42
  Money Market                                  3.51           3.36            3.12           2.61           2.07
  Savings                                       1.02           0.78            0.76           0.77           0.86
  Time                                          4.41           4.17            3.92           3.57           3.12
    Total interest-bearing deposits             3.31           3.09            2.86           2.47           2.10
  Borrowings                                    4.47           4.13            3.96           3.85           3.81
    Total interest-bearing liabilities          3.60           3.33            3.12           2.84           2.62

Net interest spread                             2.78           2.74            2.87           2.99           2.98
Net interest margin                             3.22           3.16            3.27           3.36           3.31

Cost of funds                                   3.27           3.02            2.83           2.56           2.35

--------------------------------------------------------------------------------
(1) Average balances and yields for securities available-for-sale are based on amortized cost.
(2)  Cost of funds includes all deposits and borrowings.
(3) Data for the second quarter of 2006 had no revenue for Federal Home Loan Bank dividends due to a delay in the dividend declaration schedule. Third quarter data includes 2 such dividends, including $420,000 delayed from the second quarter.

                                            BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                                            RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
------------------------------------------------------------------------------------------------------------------------------------

                                                     At or for the Quarters Ended                              For nine months ended
                                                  ----------------------------------------------------------   ---------------------
                                                   Sept. 30,   June 30,    Mar. 31,    Dec. 31,    Sept. 30,      September 30,
                                                     2006        2006        2006        2005        2005        2006       2005
------------------------------------------------------------------------------------------------------------   ---------------------
(DOLLARS IN THOUSANDS)
Net (loss) income                                  $(2,120)    $ 4,463     $ 4,818     $ 4,838     $ 4,746     $ 7,161    $ 3,389
Adj: Loss (Gain) on sale of securities, net          5,080        (529)       (497)       (882)       (832)      4,054     (2,649)
Less: income from discontinued operations             (217)       (359)          -           -           -        (576)         -
Plus:  Termination of ESOP                               -           -           -         168           -           -      8,667
Plus: Loan loss allowance pool adjustment            5,512           -           -           -           -       5,512          -
Plus:  Other nonrecurring expense                        -         385           -         352         828         385      1,164
Adj:  Income taxes                                  (3,525)        166         164         119           1      (3,195)       639
                                                   -------     -------     -------     -------     -------     -------    --------
Core income                                     (A)  4,730       4,126       4,485       4,595       4,743      13,341     11,210
Plus: Amort. Intang. Assets (net of taxes)             320         320         320         322         322         961        447
                                                   -------     -------     -------     -------     -------     -------    --------
Tangible core income                            (B)$ 5,050     $ 4,446     $ 4,805     $ 4,917     $ 5,065     $14,302    $11,657
                                                   =======     =======     =======     =======     =======     =======    ========

Total non-interest income                          $(1,784)    $ 3,910     $ 4,091     $ 4,297     $ 3,955     $ 6,217    $10,626
Adj: Loss (Gain) on sale of securities, net          5,080        (529)       (497)       (882)       (832)      4,054     (2,649)
                                                   -------     -------     -------     -------     -------     -------    --------
Total core non-interest income                  (C)$ 3,296     $ 3,381     $ 3,594     $ 3,415     $ 3,123     $10,271    $ 7,977
                                                   =======     =======     =======     =======     =======     =======    ========

Total non-interest expense                         $11,353     $11,638     $11,225     $11,800     $11,600     $34,216    $37,197
Less:  Termination of ESOP                               -           -           -        (168)          -           -     (8,667)
Less:  Other non-recurring expense                       -        (385)          -        (352)       (828)       (385)    (1,791)
                                                   -------     -------     -------     -------     -------     -------    --------
Core non-interest expense                           11,353      11,253      11,225      11,280      10,772      33,831     26,739
Less: Amortization of intangible assets               (478)       (478)       (478)       (481)       (481)     (1,434)      (667)
                                                   -------     -------     -------     -------     -------     -------    --------
Total core tangible non-interest expense        (D)$10,875     $10,775     $10,747     $10,799     $10,291     $32,397    $26,072
                                                   =======     =======     =======     =======     =======     =======    ========

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Total average assets                               $ 2,183     $ 2,089     $ 2,044     $ 2,032     $ 2,065     $ 2,105    $ 1,647
Less:  Average intangible assets                       (99)        (99)        (99)       (100)       (101)        (99)       (49)
                                                   -------     -------     -------     -------     -------     -------    --------
Total average tangible assets                   (E)$ 2,084     $ 1,990     $ 1,944     $ 1,932     $ 1,964     $ 2,006    $ 1,598
                                                   =======     =======     =======     =======     =======     =======    ========

Total average stockholders' equity                 $   259       $ 255     $   250     $   246     $   242     $   254    $   180
Less:  Average intangible assets                       (99)        (99)        (99)       (100)       (101)        (99)       (49)
                                                   -------     -------     -------     -------     -------     -------    --------
Total average tangible stockholders' equity     (F)$   160       $ 156     $   151     $   146     $   141     $   155    $   131
                                                   =======     =======     =======     =======     =======     =======    ========

Total stockholders' equity, period-end             $   255       $ 248     $   248     $   246     $   246     $   255    $   246
Less:  Intangible assets, period-end                   (99)        (99)        (99)       (100)       (100)        (99)      (100)
                                                   -------     -------     -------     -------     -------     -------    --------
Total tangible stockholders' equity, period-end (G)$   156       $ 149     $   149     $   146     $   146     $   156    $   146
                                                   =======     =======     =======     =======     =======     =======    ========

Total shares outstanding, period-end (thousands)(H)  8,689       8,622       8,601       8,540       8,564       8,689      8,564
Average diluted shares outstanding (thousands)  (I)  8,557       8,760       8,755       8,813       8,856       8,776      7,061

Core earnings per share                       (A/I)$  0.54      $ 0.47     $  0.51     $  0.52     $  0.54     $  1.52    $  1.59
Tangible book value per share                 (G/H)$ 17.96     $ 17.30     $ 17.32     $ 17.15     $ 17.04     $ 17.96    $ 17.04

Core return on tangible assets                (B/E)   0.97 %      0.89 %      0.98 %      1.02 %      1.04 %      0.95 %     0.97 %
Core return on tangible equity                (B/F)  12.68       11.41       12.63       13.49       14.47       12.26      11.83
Core tangible non-interest income to assets   (C/E)   0.63        0.68        0.74        0.71        0.64        0.68       0.67
Core tangible non-interest exp to assets      (D/E)   2.09        2.17        2.21        2.24        2.10        2.15       2.17
Efficiency ratio                                     55.92       58.73       57.48       57.00       55.17       57.35      57.15

--------------------------------------------------------------------------------
(1) Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2) Ratios are annualized and based on average balance sheet amounts, where applicable.

(3) In the third quarter 2006, the average diluted shares for core income per share totaled 8,805,000.


CONTACTS:

For Berkshire Hills Bancorp, Inc.
Michael P. Daly, 413-236-3194
President and Chief Executive Officer
or
Wayne F. Patenaude, 413-236-3195
Senior Vice President, Chief Financial Officer, and Treasurer